UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2004

Kitty Hawk, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25202 (Commission File Number)	75-2564006 (I.R.S. Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW International Airport, Texas (Address of principal executive offices)		75261 (Zip Code)

Registrant’s telephone number, including area code: (972) 456-2200

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure.

I.	Exercise of Registration Right

     On June 18, 2004, Kitty Hawk, Inc. (the “Company”) received notice from Everest Capital Limited (“Everest”) of Everest’s exercise of a demand resale registration right pursuant to the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of May 8, 2004, among the Company and the holders named therein and on the additional signature pages attached thereto (collectively, the “Holders”).

     Pursuant to the terms of the Registration Rights Agreement, the Company will provide notice of Everest’s demand to the other Holders and allow such other Holders thirty days to request that shares of the Company’s common stock owned by them or acquirable by them upon the exercise of warrants held by them be included in the registration effected at Everest’s request (the “Registration”). The Company will receive no proceeds from any offer or sale made pursuant to the Registration. The Registration will be the only demand resale registration pursuant to the Registration Rights Agreement.

     A description, and copy, of the Registration Rights Agreement is included on the Form 8-K and the exhibits thereto, filed by the Company with the Securities and Exchange Commission on May 11, 2004.

     The information included on this Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdictions in which such an offer, solicitation or sale would be unlawful.

II.	Response to Institutional Shareholder Services Request

     Institutional Shareholder Services (“ISS”) requested that the Company provide ISS with additional information about fees that the Company paid to its independent auditors, Grant Thornton LLP (“Grant Thornton”), reported in its proxy statement for its 2004 Annual Meeting of Shareholders. ISS further requested that the Company publish this information either in a Form 8-K filing or in a press release. The following is the information the Company provided to ISS:

Fees Paid to Auditors

     The following table sets forth supplemental information concerning fees billed by Grant Thornton LLP in the fiscal year ended December 31, 2003 for services rendered to the Company:

Audit Fees	$119,790
Audit-Related Fees	5,000
Tax Fees – Preparation and Compliance (1)	212,109

Total Audit, Audit Related and Tax Preparation	336,899

Other Non-Audit Fees:
Tax Fees – Other	0
All Other Fees	0

Total Fees	$336,899

(1)	Fees attributed to “Tax Fees – Preparation and Compliance” are fees relating to tax preparation and compliance for the Company’s fiscal year 2003 and for tax compliance services provided in connection with the Company’s bankruptcy, from which it emerged in September 2002.

* * * * *

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.
Date: June 25, 2004
	By:	/s/ Steven E. Markhoff
	Name:	Steven E. Markhoff
	Title:	Vice President Strategic Planning, General Counsel and Corporate Secretary